Exhibit 99.1

Intrexon Creates Precigen, Inc. and Accelerates Strategic Review of Structural Options Related to Health Assets

Geno Germano to Step Down as President; Randal Kirk to Remain CEO

Executive Search Underway to Lead Precigen

Germantown, MD, March 10, 2017 — Intrexon Corporation (NYSE: XON), a leader in the engineering and industrialization of biology to improve the quality of life and health of the planet, today announced the formation of Precigen, Inc., a wholly-owned subsidiary of the Company as part of an ongoing evaluation of structural alternatives concerning its business in healthcare. Intrexon currently intends to consolidate all health-related assets under this new corporate entity as it considers potential strategic options to enhance shareholder value.

“While we have been reviewing potential options for over a year, as our collaborators increasingly begin to move into the clinic, it is apparent that our collection of health assets may be overshadowed by the breadth and complexity of the opportunities the engineering of biology has afforded us. We are therefore taking this structural action now to better position us for strategic decisions regarding our health business moving forward,” said Randal J Kirk, Intrexon’s Chairman and CEO. “Notably this structural move will have no impact on the programs of our collaborations in health or the pipeline of clinical stage product candidates.”

Through utilization of Intrexon’s proprietary technology platform, gene and cell therapy candidates in an array of therapeutic areas including oncology, rare diseases, infectious diseases, ophthalmology, and cardiovascular disease are under development or have completed development.

Intrexon technology is currently being utilized in three ongoing clinical trials and as many as ten Investigational New Drug applications to be filed this year. The clinical development pipeline for 2017 includes therapeutic candidates for advanced lymphoid malignancies, acute myeloid leukemia, pediatric brain tumors, solid tumors, oral mucositis, type 1 diabetes, wet age-related macular degeneration, Clostridium difficile infection, linear scleroderma, and cardiac disease.

Precigen will encompass all of Intrexon’s health related collaborations, including its Exclusive Channel Collaborations and Research Collaborations, Joint Ventures and its 75% ownership stake in its Xogenex subsidiary.

Xogenex is developing what is believed to be the world’s first three gene approach to cardiac disease. Echocardiographic measurements in pre-clinical animal studies have demonstrated reversal of established ADM cardiomyopathy after a single treatment of Xogenex’s lead therapeutic candidate (P<0.001). Nuclear localization of the phosphohistone H3 (PHH3) mitotic marker has also confirmed cardiomyocyte regeneration. Intrexon intends to file an IND on this ground-breaking program by year end.

Intrexon also announced today that Geno Germano is stepping down as President, and Randal Kirk has cancelled plans to transition to Executive Chairman and will remain Chairman and CEO.

Mr. Germano stated, “Since joining Intrexon I have had the unique privilege to work alongside RJ Kirk, widely regarded as preeminent in the world of life science investing, at the company to which he has committed a huge portion of his personal energies as well as significant personal investment. RJ’s vision can be seen in the goals he sets and the tremendous resources - fiscal, technological and human - assembled to achieve them. It is with the foregoing in mind that it has become clear to me that RJ is integral to the day to day operation of this company and that it is therefore appropriate for him to remain in the CEO role for the foreseeable future. At the same time, I have come to realize that my preference is to work within the industry where I spent most of my life, and therefore am leaving the company to continue my career in the pharma/biopharma industry. I would like to take this opportunity to thank RJ and all the colleagues at Intrexon for the phenomenal opportunity they have given me to work at this fascinating company.”

Mr. Kirk added, “In his short time with Intrexon, Geno has helped improve our company through the strengthening of organizational processes and the recruitment of key executives. More than that, I want to note that Geno is an excellent man and someone I am pleased to call my friend. Regarding my own capabilities to lead this organization, I have never been so committed to our goal, and I am acutely aware of the great responsibility placed on me and our whole team to achieve for our shareholders, our collaborators, and our customers.”

Intrexon has a search underway for an executive to lead Precigen.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. The Company’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon, on Facebook, and LinkedIn.

Trademarks

Intrexon, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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For more information regarding Intrexon Corporation, contact:

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investors@intrexon.com

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publicrelations@intrexon.com